Exhibit (a)(5)(JJ)

On April 21, 2025, Beacon Roofing Supply, Inc. filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, an excerpt of which is reproduced below.

Excerpt from Beacon Roofing Supply, Inc. Current Report on Form 8-K

April 21, 2025

Preliminary Financial Results for the Three Months Ended March 31, 2025

On March 20, 2025, QXO, Inc. (“QXO”) entered in an Agreement and Plan of Merger (the “Merger Agreement”) with Beacon Roofing Supply, Inc. (the “Company”, “we” or “us”) and Queen MergerCo., Inc., a wholly owned subsidiary of QXO (“Merger Sub”), pursuant to which QXO agreed to acquire the Company (the “Acquisition”). In connection with a proposed financing transaction by Merger Sub related to the Acquisition, the Company is disclosing selected preliminary financial results of the Company for the three months ended March 31, 2025, as set forth below.

The Company has not yet finalized its financial results for the three months ended March 31, 2025. However, based on an unaudited preliminary analysis, the Company estimates it will have net sales of $1,898.0 million to $1,918.0 million, net loss of $41.3 million to $45.3 million, adjusted EBITDA of $80.0 million to $84.0 million and capital expenditures of $10.0 million to $15.0 million, in each case, for the three months ended March 31, 2025. The Company reported net sales of $1,912.4 million, net income of $5.6 million, adjusted EBITDA of $103.1 million and capital expenditures of $27.0 million for the three months ended March 31, 2024. The decrease in net sales was primarily due to there being one less selling day in the three months ended March 31, 2025 compared to the same period in 2024. The decrease in adjusted EBITDA was primarily due to a pre-tax loss for the three months ended March 31, 2025 compared to pre-tax income of $4.1 million for the same period in 2024, partially offset by an increase in restructuring costs for the three months ended March 31, 2025. The year-over-year decline in pre-tax income was primarily driven by higher operating expenses, lower gross margins from sales mix and higher interest expenses. The decrease in capital expenditures was primarily due to a decrease in property and equipment purchases during the three months ended March 31, 2025.

The following table presents a reconciliation of the Company’s net income (loss), the most comparable GAAP financial measure, to adjusted EBITDA, for the three months ended March 31, 2025.

	Three Months Ended March 31
	2025		2024
(in millions)	Low	High
Net income (loss)	$(45.3)	$(41.3)	$5.6
Interest expense, net	44.2		39.1
Income taxes	(22.5)		(1.5)
Depreciation and amortization	54.7		46.6
Stock-based compensation	9.2		7.4
Acquisition costs	0.9		3.0
Restructuring costs	38.8		2.9
Adjusted EBITDA	$80.0	$84.0	$103.1

The foregoing are of limited scope and reflect the Company’s preliminary estimates of unaudited selected financial results for the three months ended March 31, 2025. Ranges have been provided, rather than specific amounts, for the preliminary estimates of the financial information described above because the Company’s unaudited consolidated financial statements for the three months ended March 31, 2025 are not yet available and the Company’s financial closing procedures for the three months ended March 31, 2025 are not yet complete. Such preliminary estimated ranges reflect the Company’s management’s current views based on information available as of the date of this Current Report on Form 8-K, and the Company’s actual unaudited financial results for the three months ended March 31, 2025 may differ from the preliminary estimates presented above as a result of financial and accounting closing and review procedures, including final adjustments, account reconciliations, management’s review of results and the impact of developments that may arise between now and the time the financial results are finalized. The preliminary estimates of unaudited results for the three months ended March 31, 2025 are subject to the completion of the Company’s financial and accounting review procedures and should not be viewed as a substitute for consolidated financial statements prepared in accordance with GAAP for any period, including the period presented.

The preliminary estimates included herein have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary estimates. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

The foregoing preliminary estimates supersede and replace in their entirety preliminary estimates previously issued by the Company in Amendment No. 15 to its statement on Schedule 14D-9.

Non-GAAP Financial Measure

This Current Report on Form 8-K includes the non-GAAP measure of adjusted EBITDA. To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, including adjusted EBITDA, which we define as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).

We use this supplemental non-GAAP measure to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute adjusted EBITDA consistently using the same methods each period. We believe this non-GAAP financial measure is a useful measure because it permits investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance. While we believe that this non-GAAP measure is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. This non-GAAP measure should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. This non-GAAP financial measure may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, this non-GAAP financial measure may differ from similarly titled measures presented by other companies.

Adjusting Items to Adjusted EBITDA

The impact of the following expense (income) items is excluded from adjusted EBITDA (the “adjusting items”):

•	Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from adjusted EBITDA to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.

•	Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; amortization of debt issuance costs; debt refinancing and extinguishment costs; abandoned lease costs; and costs incurred in connection with the QXO transaction. We exclude restructuring costs from adjusted EBITDA, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon Roofing Supply, Inc. (“Beacon”) will tender their shares in the tender offer; (iii) the effect of the pendency of the proposed acquisition on each of QXO’s and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s SEC filings, including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC, as each may be amended from time to time. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.